Exhibit 10.23

ENPHASE ENERGY, INC.

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is dated as of June 14, 2011, by and between Paul B. Nahi (“Executive”) and Enphase Energy, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Executive with certain benefits described herein upon the occurrence of specific events.

RECITALS

A. The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to retain Executive and provide incentives to Executive to continue in the service of the Company.

B. The Board further believes that it is imperative to provide Executive with certain benefits upon termination of Executive’s employment, which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company.

C. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1. At-Will Employment. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice or Good Reason. Executive shall not receive any compensation of any kind, including, without limitation, equity award vesting acceleration and severance benefits, following Executive’s last day of employment with the Company, except as expressly provided herein. Executive shall devote all reasonable efforts to the performance of Executive’s duties, and shall perform such duties in good faith.

2. Benefits Upon Termination of Employment. If Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), and provided Executive signs and allows to become effective a release substantially in the form attached hereto as EXHIBIT A OR EXHIBIT B, as applicable (the “Release”) within the time period provided therein, then the Company shall provide Executive with the following severance benefits (the “Separation Benefits”):

1.

(a) The Company shall pay Executive an amount equal to six (6) months of Executive’s then current base salary, ignoring any decrease in base salary that forms the basis for Good Reason, less all applicable withholdings and deductions, paid over such 6-month period (the “Salary Continuation”). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of Executive’s Separation from Service as set forth in Section 3 below.

(b) Should Executive elect to continue his health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any analogous provisions of applicable state law, the Company shall pay Executive’s COBRA group health insurance premiums for Executive and his eligible dependents for a period of six (6) months following the effective date of such termination of employment described in Section 2(a) (the “COBRA Payment Period”). References to COBRA premiums shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.

(c) The vesting and/or exercisability of any outstanding equity awards held by Executive at the time of Executive’s Separation from Service shall be accelerated as to 25% of the then unvested portions of such outstanding equity awards as of the date of Executive’s Separation from Service, provided however that if Executive’s Separation from Service occurs in connection with or within twenty four (24) months following a Change in Control, such equity awards shall be accelerated as to 100% of the then unvested portions of such awards. Further, unless otherwise restricted by the Plan and subject to the maximum term of each equity award as set forth in the applicable equity award agreement, each vested and unexercised equity award shall remain exercisable for a period of twelve (12) months following Executive’s Separation from Service.

3. Limitations And Conditions On Separation Benefits

(a) Release Prior to Payment of Benefits. Prior to the payment of any of the Separation Benefits, Executive shall execute, and allow to become effective, the Release within the time frame set forth therein, but not later than sixty (60) days following Executive’s Separation from Service (the “Release Effective Date”). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non-solicitation agreement with the Company). No Separation

2.

Benefits will be paid prior to the Release Effective Date. Within five (5) days following the Release Effective Date, the Company will pay Executive the Separation Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the benefits being paid as originally scheduled. Unless a Separation from Service has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the Separation Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no Separation Benefits will be paid prior to the sixtieth (60th) day following Executive’s Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company will pay to Executive in a lump sum the applicable Separation Benefits that Employee would otherwise have received on or prior to such date, with the balance of the Separation Benefits being paid as originally scheduled.

(b) Income and Employment Taxes. Executives agrees that Executive shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(c) Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the date of his Separation from Service, a “specified Executive” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Executive”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefit described in Section 2(a) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefit had not been so delayed pursuant to this Section 3(c).

3.

(d) Conflicts. Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents that Executive is entering into or has entered into an employment relationship with the Company of his own free will and that Executive has not been solicited as an employee in any way by the Company.

(e) Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

4. Definitions.

(a) Cause. For purposes of this Agreement, “Cause”, as determined by the Board acting in good faith and based on information then known to it, means: (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) a material failure to comply with the Company’s written policies after having received from the Company notice of, and a reasonable time to cure, such failure; (C) repeated unexplained or unjustified absence from the Company; (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (E) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of non-disclosure as a result of Executive’s relationship with the Company, which use or disclosure causes or is likely to cause material harm to the Company.

(b) Good Reason. For purposes of this Agreement, “Good Reason” for Executive’s resignation of his employment will exist following the occurrence of any of the following without Executive’s written consent: (A) a material reduction or change in job duties, responsibilities or authority inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities or authority, provided, however, that any change in Executive’s position after a Change in Control shall not constitute grounds for a termination for Good Reason so long as Executive remains a member of the Company’s senior management (or

4.

becomes a member of the senior management of the surviving or acquiring entity) at the same or higher base salary as immediately prior to the Change in Control with equivalent authority and responsibility; (B) a material reduction of Executive’s then current base salary, representing a reduction of more than 10 percent (10%), provided that an across-the-board reduction in the salary level of other executives of the Company by the same percentage amount as part of a general salary level reduction shall not constitute such a material salary reduction; (C) a relocation of the principal place for performance of Executive’s duties to the Company to a location more than forty (40) miles from the Company’s then current location; or (D) any material breach by the Company of this Agreement or Executive’s Offer Letter (as defined below); provided that Executive gives written notice to the Company of the event forming the basis of the Good Reason resignation within sixty (60) days of the date the Company gives written notice to Executive of its affirmative decision to take an action set forth in (A), (B), (C) or (D) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of Executive’s written notice and Executive terminates his employment within thirty (30) days following the expiration of the cure period.

(c) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding.

5. Parachute Payments.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) . For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax

5.

(all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b) The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

(c) The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Other Employment Terms and Conditions. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

7. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this

6.

Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement (or portion thereof) concerning similar subject matter dated prior to the date of this Agreement, including but not limited to Executive’s offer letter from the Company dated January 1, 2007, as amended (the “Offer Letter”), and by execution of this Agreement both parties agree that any such predecessor agreement (or portion thereof) shall be deemed null and void. For the avoidance of doubt, the parties agree that this Agreement does not supersede the provisions of the Offer Letter that do not address severance benefits, the provisions of any equity plan of the Company that provides for vesting acceleration benefits on the event of a Change in Control in which the successor corporation does not assume or substitute for outstanding equity awards or Executive’s Employee Invention Assignment and Confidentiality Agreement with the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Executive and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, Executive and the Company agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Sonoma County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Subparagraph (e) above, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or his own attorneys’ fees and expenses, provided however that if Executive prevails in an arbitration proceeding, the Company shall reimburse Executive for his reasonable attorneys’ fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Executive may apply to any court of competent jurisdiction for preliminary or interim equitable

7.

relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 7(h) shall be void.

(i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

/s/ Paul B. Nahi

PAUL B. NAHI

Address:

Date: 6/14/11

ENPHASE ENERGY, INC.

/s/ Sanjeev Kumar
Name: Sanjeev Kumar
Title: Chief Financial Officer

Date: 6/14/11

8.